EXHIBIT 10 (u)

COMPUTER TASK GROUP, INCORPORATED

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE 1 -

DEFINITIONS, BACKGROUND, PURPOSE AND EFFECTIVE DATE

Section 1.1 - Definitions. For purposes of the Plan, the following terms have the definitions stated below unless the context clearly indicates otherwise:

a.	“Affiliate” means a person that directly, or indirectly through one or intermediaries, controls or is controlled by, or is under common control with, a specified person.

b.	“Beneficiary” means the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the death benefits specified under this Plan if the Participant dies, and means the Participant’s executor or administrator if the Committee determines no other Beneficiary is designated and able to act under the circumstances.

c.	“Board” means the Board of Directors of Computer Task Group, Incorporated.

d.	“CEO” means the Chief Executive Officer of the Corporation.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.	“Committee” means the Compensation Committee of the Board.

g.	“Compensation” means the fees to which the Outside Director may become entitled to receive for serving as an Outside Director of the Corporation, including (a) annual retainer fees paid to all Outside Directors, (b) meeting fees including payments for attendance at Board and Board committee meetings and related per diem payments for days on which meetings are held, and (c) long term compensation payments including payments in lieu of allocations of Corporation stock or other deferral for long term compensation purposes (each of (a), (b), and (c) being a “Designated Source of Compensation”).

h.	“Corporation” means Computer Task Group, Incorporated, a New York corporation, and its successors.

i.	“Corporation Stock” means shares of common stock, $.01 par value, issued by the Corporation, or any successor securities thereto.

j.	“Deferred Compensation Account” means the account maintained for each Participant to which are credited all amounts allocated to that account in accordance with this Plan, and adjusted for earnings and losses on that account.

k.	“Designated Source of Compensation” has the meaning provided in subsection 1(g) above.

l.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

m.	“Fair Market Value” means, for any particular date, (i) for any period during which the Corporation Stock is listed for trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System (“NASDQ”), the closing price per share of Corporation Stock on such exchange or the NASDQ official close price as of such trading day, or (ii) the market price per share of Corporation Stock as determined in good faith by the Committee in the event (i) above is not applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day will be the Fair Market Value on the next preceding day when the markets were open.

n.	“Outside Director” means a member of the Board who is not an employee of the Corporation or an Affiliate.

o.	“Participant” means each member of the Board who is not a full-time employee of the Corporation.

p.	“Plan” means this Computer Task Group, Incorporated Non-Employee Director Deferred Compensation Plan, and as amended from time to time.

q.	“Plan Administrator” means the Committee.

r.	“Plan Year” means the calendar year, unless otherwise determined by the Committee. The first Plan Year the period commencing on May 12, 2010 and ending on December 31, 2010.

s.	“Rabbi Trust” means a trust agreement, if established, entered into by and between the Corporation and any trustee, to provide certain benefits under this Plan.

t.	“SEC” means the Securities and Exchange Commission.

u.	“Separation from Service” with respect to any Participant means: a termination of his or her service to the Corporation on account of his or her retirement, death, Total Disability, or other voluntary or involuntary separation from service. An event will be deemed to constitute a Separation from Service only if it represents a “separation from service” within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

v.	“Specified Employee” means a Participant who qualifies as a “specified employee” within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code. A Participant who is a Specified Employee at any time during the 12 month period ending on December 31 will be deemed to be a Specified Employee for the 12 month period commencing the following April 1.

w.	“Total Disability” means a disability where Participant is unable to effectively engage in the material activities required for Participant’s position with the Corporation by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12 month period.

x.	“Unforeseeable Emergency” is a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. The need to send the Participant’s child to college or the desire to purchase a residence will not be considered Unforeseeable Emergencies. Withdrawals or acceleration will not be permitted to the extent the emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, or (2) by liquidation of the Participant’s assets, to the extent the liquidation of those assets would not itself cause severe financial hardship. An event will be deemed to constitute an “Unforeseeable Emergency” only if it represents the “occurrence of an unforeseeable emergency” within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

Section 1.2 - Background and Purpose of the Plan. The purpose of the Plan is to promote the retention of the Corporation’s non-employee directors by providing them an elective opportunity to defer a portion of their compensation on terms established by the Committee.

Section 1.3 - Effective Date. The effective date of the Plan is May 12, 2010.

ARTICLE 2 - PARTICIPATION

Section 2.1 - Eligibility for Participation. Each Outside Director is eligible to participate in this Plan. The effective date for participation in the Plan will be the later of (i) the Effective Date of the Plan or (ii) the date of commencement of Board service as an outside director.

Section 2.2 - Cessation of Eligibility. With respect to any Plan Year, a Participant will continue to be eligible to elect to defer Compensation pursuant to Section 3.1, so long as the Participant’s eligibility has not been terminated. A Participant’s eligibility to participate in the Plan will be terminated on the Participant’s Separation from Service.

ARTICLE 3 - CONTRIBUTIONS

Section 3.1 - Employee Contributions.

a.	Initial Director Deferrals. During the initial 30-day period following the effective date of the Plan or on first becoming a Participant in the Plan, the Participant may irrevocably elect to defer all or any part of his or her Compensation, not yet earned during that Plan Year, in a certain dollar amount, by designation of all or a portion of a Designated Source of Compensation, or by a percentage not to exceed 100% of his or her total Compensation.

b.	Subsequent Director Deferrals. With respect to any subsequent Plan Year, a Participant may irrevocably elect prior to January 1 of that Plan Year to defer all or any part of his or her Compensation, not yet earned during that Plan Year, in a certain dollar amount, by designation of all or a portion of a Designated Source of Compensation, or by a percentage not to exceed 100% of his or her total Compensation. The election will be irrevocable with respect to the calendar year to which it applies and will remain in effect for future calendar years unless a new election is made by the Participant effective with respect to a calendar year and delivered to the Corporation prior to the January 1 of the Plan Year to which it applies, provided, however, that to the extent necessary for the election or new election to qualify for the exemption specified by Rule 16b-3 under the Securities Exchange Act of 1934 as then in effect (“Rule 16b-3”), no such election or new election may be made less than six months (or such other period as Rule 16b-3 may specify) prior to the first date on which the deferred Compensation would have been paid if no deferral were made, and such election or new election shall otherwise comply with any applicable requirements for exemption under Rule 16b-3.

c.	Effect of Elections. Elections made pursuant to this Article will remain in effect until they are amended by the Participant in accordance with the Plan. All amounts deferred under subsections 3.1(a) and 3.1(b) constitute “Contributions” under the Plan. The Committee will credit the Participant’s Deferred Compensation Account with an amount equal to those Contributions at the times and in amounts as would otherwise have been paid or made available to that Participant. The elections described in subsections 3.1(a) and 3.1(b) will be made by the time and using the forms the Plan Administrator provides.

ARTICLE 4 - ACCOUNTS AND INVESTMENTS

Section 4.1 - The Deferred Compensation Account. The Committee will maintain for each Participant a Deferred Compensation Account to which it will credit all amounts allocated by the Participant in accordance with Sections 3.1 and 3.2. The Committee will credit the Deferred Compensation Account with contributions at the time the contributions are received in accordance with Sections 3.1 and 3.2. Each Participant’s Deferred Compensation Account will be adjusted no less often than annually to reflect the credits made to the Deferred Compensation Account and any interest, earnings, gains and losses thereon pursuant to Section 4.2. These adjustments will be made as long as any amount remains credited to the Deferred Compensation Account. The amounts allocated and the adjustments made comprise the Deferred Compensation Account at any time.

Section 4.2 - Interest, Earnings, Gains and Losses.

(a) Investment vehicles. Amounts represented by each Participant’s Deferred Compensation Account will be separately credited with interest or invested in one or more investment vehicles, subject to the sole discretion of the Committee. The amounts contributed to a Participant’s Deferred Compensation Account may be invested in the manner directed by the Participant, subject to final approval and authorization by the Committee in accordance with Sections 6.2 and 6.3, as applicable.

(b) Limitations on investments. In making investment decisions, Participants will select from among the investment options, including investments in the Corporation’s common stock, made available by the Plan Administrator. Subject to Section 4.3, an investment that is made in the Corporation’s common stock may not be sold, withdrawn, or transferred to any other investment for any Participant except in connection with payment of benefits in the manner provided in Sections 4.6 (a) or (c). Subject to the preceding sentence and to Section 4.3, the Plan Administrator will prescribe rules regarding the manner and frequency of changes of investment selections by Participants.

(c) Separate accounting. Each Deferred Compensation Account will be separately credited with the interest or the earnings, gains and losses of those individual investment vehicles for the period for which the account is so invested no less often than annually.

Section 4.3 - The Rabbi Trust. The Committee may, but is not required to, determine that the Corporation establish a Rabbi Trust to which the Corporation must contribute all amounts credited to the Deferred Compensation Accounts in accordance with Articles 3 and 4.

Section 4.4 - Rights as General Creditor. Unless the Corporation establishes the Rabbi Trust, a Deferred Compensation Account does not constitute a trust fund or escrow. A Participant’s interest in the Deferred Compensation Account and in the Rabbi Trust, if established, is limited to the right to receive payments as provided under the Plan and the Rabbi Trust, if any, and the Participant’s position is that of a general unsecured creditor of the Corporation with respect to the entire Deferred Compensation Account, i.e., the Contributions, and interest, earnings, gains and losses on them.

Section 4.5 - Vesting in Deferred Contribution Account. A Participant at all times has a 100% nonforfeitable right to the value of his or her Deferred Compensation Account.

Section 4.6 - Payment of Benefits.

a.

Normal Form. Except as otherwise provided in this Section, if a Participant does not make an election in the time and manner specified in subsection (b), payment of the vested value of that Participant’s Deferred Compensation Account will be paid in a lump sum cash payment on the 10th business day after the Participant is Separated from Service. If on the date of the Participant’s Separation from Service he or she is a Specified Employee, no benefits will be paid prior to the date that is six months after the date of Separation from Service.

b.	Alternative Form.

1.

Initial Election. Subject to the requirements of Section 4.2(b), during the initial 30-day period following a Participant’s eligibility for participation in the Plan under Article 2, a Participant may elect: (i) to have the payment of the value of the Participant’s Deferred Compensation Account commence upon the earlier of a specified date or on the 10th business day after Separation from Service; and/or (ii) to have payments distributed on an installment basis, the duration of which cannot last longer than 15 years. If the Participant elects to receive his or her benefits under this Plan on an installment basis and the Participant is a Specified Employee on the date the Participant is Separated from Service, no benefits will be paid prior to the date that is six months after the date of the Participant’s Separation from Service. Payments to which a Participant would otherwise be entitled during the first six months following the date of Separation from Service will be accumulated and paid on the day that is six months after the date of Separation from Service.

2.	Subsequent Election. Subject to the requirements of Section 4.2(b), after the initial 30-day period following a Participant’s eligibility for participation in the Plan under Article 2, a Participant may make a subsequent election to change the date on which and the form in which all Plan benefits, if any, will be paid. This subsequent election (i) must be in writing, (ii) must be made 12 months before payments would otherwise commence, (iii) will not be effective until 12 months after the date on which the election is made, and (iv) in the case of an election related to a payment other than a payment on account of death, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date the payment would otherwise have been made. Elections made under this section must be filed in compliance with the rules and procedures prescribed by the Committee.

c.	Unforeseeable Emergency. In the case of an Unforeseeable Emergency, a Participant may submit a written request to the Committee for (1) a distribution of all or a part of his or her Deferred Compensation Account prior to the date benefits otherwise would be payable, or (2) an acceleration of the payment of installment payments that already have begun, which subject to the discretion of the Committee and compliance with of Rule 16b-3, may be permitted. Withdrawals or acceleration because of an Unforeseeable Emergency are permitted only to the extent reasonably necessary to satisfy the emergency and to the extent they are permitted under Section 409A of the Code.

Section 4.7 - Death Benefits. If a Participant dies before payments to the Participant have been completed under Section 4.6, the balance of the Participant’s benefit will be paid to his or her Beneficiary in the form of a single lump sum cash payment on the 10th business day after the death of the Participant. Each Participant may designate the Beneficiary for the benefits provided on his or her death under the Plan. That designation may be changed from time to time. All designations must be made on forms provided by and filed with the Plan Administrator. In the absence of an effective designation, the balance of the Participant’s benefit will be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate.

ARTICLE 5 - AMENDMENT, SUSPENSION, OR TERMINATION

Section 5.1 - Amendment, Suspension, or Termination. The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time and from time to time by resolution adopted at a regular or special meeting of the Committee.

Section 5.2 - No Reduction. No amendment, suspension or termination may operate to adversely affect the benefit otherwise available to a Participant under the Plan determined as if the Participant had ceased being a Participant on or before the effective date of that amendment, suspension, or termination. The value of a Participant’s Deferred Compensation Account, if any, determined as of the effective date of that amendment, suspension or termination will continue to be adjusted for investment results as provided in Sections 4.1 and 4.2 until paid. Any benefit determined as of that date will continue to be payable as provided in Sections 4.5 and 4.6.

ARTICLE 6 - ADMINISTRATION OF THE PLAN

Section 6.1 - Administration by Committee. The general administration of this Plan, as well as its construction and interpretation, is the responsibility of the Committee, the number and members of which are designated and appointed from time to time by, and serve at the pleasure of the Board. The Corporation will pay any and all expenses incurred in the administration of the Plan.

Section 6.2 - Delegation. The Board may designate one of the members of the Committee as chairman and may appoint a Secretary who need not be a member of the Committee and may be a Participant in the Plan. The Secretary will keep minutes of the Committee’s proceedings and all data, records and documents relating to the Committee’s administration of the Plan. The Committee may appoint from its number subcommittees with such powers as the Committee determines and may authorize one or more members of the Committee or any agent to execute or deliver any instrument or make any payment on behalf of the Committee. The Committee may delegate to one or more members of the Committee or officers of the Corporation the authority to approve and authorize investment decisions made by Participants.

Section 6.3 - Majority Vote. All resolutions or other actions taken by the Committee must be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

Section 6.4 - Exclusive Right to Interpret Plan. The Committee, from time to time, will establish rules, forms and procedures for the administration of the Plan. The Committee has the exclusive right to interpret the Plan and to decide any and all matters arising under it or in connection with the administration of it. The decisions, actions and records of the Committee are conclusive and binding on the Corporation and all persons having or claiming to have any right or interest in or under the Plan.

Section 6.5 - Reliance. The members of the Committee and the officers and directors of the Corporation are entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Corporation.

Section 6.6 - Indemnification. No member of the Committee is liable for any act or omission of any other member of the Committee, nor for any act or omission on his or her own part. The Corporation must indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee. Expenses against which a member of the Committee will be indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement of one of those. This right of indemnification is in addition to any other rights to which any member on the Committee may be entitled as a matter of law.

Section 6.7 - Additional Powers. The Committee has the power to compute and certify under the Plan the amount and kind of benefits from time to time payable to Participants and their beneficiaries and to authorize all disbursements for those purposes.

ARTICLE 7 - SECURITIES MATTERS

Section 7.1 - Registration. The Corporation is under no obligation to effect the registration pursuant to the Securities Act of 1933 of any interests in the Plan or to effect similar compliance under any state laws.

Section 7.2 - Interpretation. It is intended that the Plan be interpreted and administered to the maximum extent possible so as to make the exemption under SEC Rule 16b-3 available for the transactions under the Plan. If any provision of the Plan would cause the exemption under SEC Rule 16b-3 to be unavailable if applied as written, such provision will not have effect as written and will be given effect so as to make the exemption under SEC Rule 16b-3 available, as determined by the Committee. The Committee is authorized to amend the Plan and to make any such modifications to Stock Units to make available the exemption under SEC Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to SEC Rule 16b-3.

ARTICLE 8 - GENERAL PROVISIONS

Section 8.1 - Funding. The Plan and the Rabbi Trust, if established, constitute an unfunded arrangement and have the status as an unfunded plan maintained for the purpose of providing deferred compensation for Participants. The plan is not intended to be subject to the provisions of ERISA.

Section 8.2 - Nonassignability. The interests of any person under the Plan (other than the Corporation) must not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance, or to the claims of creditors of that person, and any attempt to effectuate any such actions shall be void.

Section 8.3 - Interest of Participant. Except as provided in the Rabbi Trust, if any, a Participant and the Participant’s Beneficiaries, in respect of the Participant’s Deferred Compensation Account, and any benefit to be paid under the Plan, are and remain simply creditors of the Corporation in the same manner as any other creditor having a general claim, if and when the Participant’s or Beneficiaries’ rights to receive payments mature and become payable. Except as provided in the Rabbi Trust, if any, at no time may the Participant be deemed to have any right, title or interest, legal or equitable, in any asset of the Corporation, including, but not limited to any investments held.

Section 8.4 - Withholding. The Corporation has the right to deduct or withhold from the benefits paid under the Plan (or from other amounts payable to the Participant, if necessary) all taxes that are required to be deducted or withheld under any provision of law (including, but not limited to, Social Security payments, income tax withholding and any other deduction or withholding required by law) now in effect or that may become effective any time during the term of the Plan.

Section 8.5 - Exclusivity of Plan. The Plan is intended solely for the purpose of providing deferred compensation to the Participants to the mutual advantage of the parties. Nothing contained in the Plan may affect or interfere in any way with the right of a Participant to participate in any other benefit plan in which he or she may be entitled to participate.

Section 8.6 - No Right to Continued Service. Neither the Plan nor any agreements signed in relationship to the Plan, either singly or collectively, may obligate the Corporation in any way to continue the service of a Participant as a Director of the Corporation or to require the Corporation to nominate or cause the nomination of a Participant for a future term as a Director. Nor does this Plan or the Plan Participation Agreement prohibit or restrict the right of a Participant to terminate service as a Director of the Corporation. Termination of a Participant’s service to the Corporation, whether by action of the Corporation or by the Participant, immediately terminates the Participant’s future participation in the Plan. All further obligations of either party will be determined under the provisions of this Plan.

Section 8.7 - Notice. Each notice and other communication must be in writing and deemed given only when (a) delivered by hand, (b) transmitted by telex or telecopier (provided a copy is sent at approximately the same time by registered or certified mail, return receipt requested), (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the Corporation at its principal office and to a Participant at the last known address of the Participant (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this Section).

Section 8.8 - Claims Procedures. If a Participant or the Participant’s designated Beneficiary does not receive benefits to which he or she believes he or she is entitled, such person may file a claim in writing with the Committee. The Committee may establish claims procedures to be followed.

Section 8.9 - New York Law Controlling. The Plan must be construed in accordance with the laws of the State of New York. All controversies arising must be adjudicated in a court of competent jurisdiction located in the State of New York, and the Participant hereby consents to jurisdiction in the State of New York for purposes of that legal action.

Section 8.10 - Severability. Every provision of the Plan is intended to be severable. If any provision of the Plan is illegal or invalid for any reason, the illegality or invalidity of that provision will not affect the validity or legality of the remainder of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been made part of the Plan.

Section 8.11 - Binding on Successors. The Plan is binding on the Participants and the Corporation, their heirs, successors, legal representatives and assigns.

Section 8.12 - Titles. Titles to the Articles and Sections of this Plan are included for convenience only and do not control the meaning or interpretation of any provision of this Plan.

Section 8.13 - 409A Liability Limitation. Benefits under the Plan are intended to comply with the rules of Section 409A of the Code and will be construed accordingly. However, the Corporation will not be liable to any Participant or Beneficiary with respect to any benefit related adverse tax consequences arising under Section 409A or other provision of the Code.

COMPUTER TASK GROUP, INC.

Date:	By:

Title:

SCHEDULE A

COMPUTER TASK GROUP, INCORPORATED

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Designation of Beneficiary

Primary Beneficiary:

	Name	Relationship	Percent of Benefit
1.

2.

3.

4.

Secondary Beneficiary:

In place of Benefit to be paid to Number:

		Name	Relationship
1.

2.

3.

4.

Date	Participant